AMENDMENT TO MERCHANT AGREEMENT


This AMENDMENT TO MERCHANT AGREEMENT (the "Agreement") is entered into as of February 6, 1997, by and between Vanguard Airlines, Inc., a Delaware corporation whose address is 30 NW Rome Circle (Terminal B), Kansas City International Airport, Kansas City, Missouri 64153 (the "Merchant") and Michigan National Bank, a national banking association whose address is c/o Michigan Bankard Services, Lansing, Michigan ("MNB").

                            RECITALS

A. Merchant and MNB are parties to a certain Merchant Agreement dated as of even date herewith (as amended, the "Agreement") pursuant to which Merchant and MNB agreed to the terms and conditions whereby Merchant could honor Credit and/or Debit Cards and receive payment from MNB upon MNB's acceptance of related Sales Drafts.

B. Merchant and MNB desire to amend the Agreement to set forth certain non-standard provisions relating to the specific transaction contemplated by the parties.

NOW, THEREFORE, for good and valuable consideration the parties hereto agree as follows:

1. ADDITIONAL DEFINITIONS. The defined terms set forth below shall be deemed a part of the Agreement. Capitalized terms used in this Amendment but not otherwise defined shall have the meanings assigned thereto in the Agreement.

(A)"BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks generally are open for the conduct of substantially all of their business activities.

(B)"DAILY OUTSTANDING BALANCE" means, for any particular day, Merchant's unearned revenue relating to tickets sold by Merchant on or before such day in connection with Merchant's honor of Visa and Mastercard Credit Cards and relating to flights occurring on or after such day as shown on Merchant's most-recent Travel Timeframes Report. For example, Exhibit A sets forth a Travel Timeframes Report supplied by Merchant to MNB which shows a Daily Outstanding Balance for the date shown thereon of $4,050,431.21. Merchant agrees that the Daily Outstanding Balance set forth by Merchant within each particular Travel Timeframes Report shall be subject to reconciliation by Bank and that any adjustments made thereto by Bank which Bank deems necessary, appropriate or desirable in Bank's sole discretion shall be binding upon Merchant.

(C)"GROSS EXPOSURE" means, for any particular day, an amount determined

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by multiplying Merchant's Daily Outstanding Balance for the immediately-preceding day by one hundred thirty percent (130%). The Gross Exposure for the day following the date shown on the Travel Timeframes Report attached as Exhibit A is $5,265,560.57.

(D) "LETTER OF CREDIT" means any letter or letters of credit issued on behalf of Merchant or an affiliate in favor of MNB and shall have the meaning ascribed to such term under Article 5 of the Michigan Uniform Commercial Code, as amended from time to time, as supplemented by the Uniform Customs and Practice for Documentary Credits, ICC Publication 500, as amended from time to time.

(E) "TRAVEL TIMEFRAMES REPORT" means the report of Merchant's unearned revenue relating to tickets sold in connection with Merchant's honor of Visa and Mastercard Credit Cards and relating to flights occurring on or after such day which Merchant agrees to generate for each calendar day upon which sales Transactions are consummated and transmit to MNB via facsimile on the next-succeeding Business Day.

1. AMENDMENT. Section 5 of the Agreement is hereby amended by adding thereto an additional subparagraph (e) as follows:

(e) Except as may otherwise be set forth herein, Merchant shall cause to be issued in favor of MNB and cause to remain outstanding during the term of the Agreement an irrevocable direct-pay Letter of Credit in an amount equal to the Gross Exposure as determined by MNB in its sole discretion, adjustable upon twenty-four (24) hours prior written notice from MNB. The Letter of Credit shall have such Letter of Credit draft instructions as are acceptable to MNB in its sole discretion. Merchant shall cause to be paid for each Letter of Credit issued in favor of MNB on behalf of Merchant all issuance fees, payment fees, amendment fees, non-utilization fees, communication and delivery expenses arising in connection therewith. Any Letter of Credit issued in favor of MNB shall have an expiry date of not less than twelve (12) months after the issue date.

The sum of the amount remaining to be drawn upon any valid and outstanding Letter of Credit and the amount of the Security Deposit which Bank may require shall at all times be no less than the Gross Exposure. Merchant agrees that Bank shall have the absolute right to determine the ratio of Letter of Credit to Security Deposit in determining whether the Bank has been provided coverage in the amount of the Gross Exposure. In the event that MNB reasonably determines that it is likely that the issuer of the Letter of Credit will be unable or unwilling to perform under the terms thereof, MNB may require that the Security Deposit equal the amount of the Gross Exposure.

Upon the occurrence of any default or any other event that gives rise to MNB's right under the Agreement (i) to make demand on Merchant for payment to MNB, (ii) to apply amounts represented by the Security Deposit to obligations
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of Merchant under the Agreement or (iii) otherwise to retain and not pay to Merchant amounts paid to MNB by MasterCard International or the Visa System on account of Sales Drafts, then MNB, at its option, may draw on the Letter of Credit without first taking any of the actions described in clauses (i), (ii) and (iii) above or elsewhere in the Agreement.

In addition to MNB's rights as set forth above, MNB, at its option, may draw up to the full amount remaining undrawn on the Letter of Credit upon the occurrence of any default; provided, however, unless Merchant has failed to provide MNB with Merchant's Travel Timeframes Report or MNB reasonably determines that such report has become materially misleading, MNB shall limit the amount so drawn to an amount equal to the then-current amount of the Gross Exposure, as determined by MNB in its sole discretion. No failure to draw or delay in making a draw on the Letter of Credit shall impair MNB's right to draw thereon at a later time.

Merchant acknowledges that any Security Deposit which may be required represents sums payable to Merchant, subject to the occurrence or non-occurrence of certain events, rather than funds owned by Merchant. Nevertheless, to the extent a court of competent jurisdiction may hold to the contrary, Merchant hereby grants MNB a continuing security interest in the Security Deposit, if any, to secure amounts owed by Merchant to MNB hereunder or under the Agreement. Merchant further acknowledges that upon any draw by MNB on the Letter of Credit, MNB may apply the same in satisfaction of Merchant's obligations to MNB under the Agreement and MNB shall also be entitled to hold the proceeds thereof for payment of MNB's obligations under the Agreement and otherwise apply such proceeds in such manner as MNB deems reasonably appropriate. Merchant agrees that if at such time, if ever, that MNB determines that Merchant has no further obligations to MNB under the Agreement, and MNB is holding funds that otherwise would be payable to Merchant, MNB, subject to the terms of any agreement with the issuer of the standby letter of credit, shall remit such funds as a court of competent jurisdiction might decree.

Merchant agrees that in addition to the circumstances set forth in subparagraph (a) of Section 5 of the Agreement the occurrence of which, or any of them, would immediately give rise to MNB's right at any time to require Merchant to provide MNB with a interest bearing Security Deposit, in the event the amount of the Letter of Credit is ever exceeded by the amount of the Gross Exposure, as calculated by MNB in its sole discretion on each Business Day, MNB shall also have the right in its sole discretion (i) to require the implementation of the Security Deposit, (ii) to (y) transfer an amount from the Settlement Account as a Security Deposit or (z) withhold as a Security Deposit an amount from any prospective credit to the Settlement Account pursuant to Sales Drafts of Merchant properly transmitted to MNB or (iii) to require the issuance in favor of MNB of an additional Letter of Credit. In such event the amount of funds to be provided to MNB by Merchant or withheld from any pending credit to the

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Settlement Account for the purpose of establishing the Security
Deposit or, in the alternative, the amount of any such additional Letter of Credit to be obtained by Merchant in favor of MNB, shall be that amount which is equal to the difference between the Gross Exposure as calculated by MNB and the aggregate amount of the Letter of Credit and any other then-existing Letter of Credit issued in favor of MNB in connection with the Agreement, without regard to whether the increase in Gross Exposure is the result of increases in Merchant revenue or any other reason. Merchant acknowledges that (i) MNB's preference in all cases shall be to require Merchant to provide MNB with additional Letters of Credit in the required amount in lieu of a Security Deposit and Merchant shall have no right whatsoever to offer MNB a Security Deposit in response to any demand made by MNB in accordance with the terms hereof for additional Letters of Credit and that (ii) MNB may elect to declare a default and exercise its rights hereunder with respect to any existing Letters of Credit even if (y) Merchant is willing and able to provide MNB with a Security Deposit in the required amount or (z) MNB is capable of establishing the Security Deposit by withholding funds from the Settlement Account.

1. REPRESENTATIONS AND WARRANTIES. Merchant hereby represents and warrants to MNB that on and as of the date hereof and after giving effect to this Amendment:

(a) All of Merchant's representations and warranties contained in the Agreement are true, correct, and complete in all respects as of the date hereof as though made on and as of such date.

(b) Merchant has the power and legal right and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this Amendment and none of the agreements contained herein contravene or constitute a default under any agreement, instrument, or indenture to which the Merchant is a party or a signatory or a provision of Merchant's Certificate of Incorporation, Bylaws, or, to the best of Merchant's knowledge and belief, any other agreement or requirement of law, or result in the imposition of any lien on any of its property under any agreement binding on or applicable to Merchant on any of its property except, if any, to MNB.

(c) Merchant is duly organized and in good standing under the laws of the State of its organization and is qualified to do business in each state where the nature of its activities or the character of its properties makes such qualification necessary or desirable except where the failure to so qualify would not have a material adverse effect on the assets or operations of an airline.

(d) Upon the effective date of this Amendment, this Amendment and the Agreement, as modified hereby, will constitute the legal, valid and binding obligations of Merchant enforceable in accordance with their terms.

2. OTHER DEFAULT. In addition to such other matters as may be set forth in

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the Agreement, the occurrence of any of the following events shall constitute a default under the Agreement:

(e) Receipt of notification by MNB from the issuer of any Letter of Credit issued in favor of MNB in connection with the Agreement that such issuer has elected not to renew such letter of credit.

(f) A substantial number of the scheduled flights of Merchant fail to operate on any particular day for reasons other than weather or regularly-scheduled maintenance.

(g) Any warranty or representation of Merchant in connection with or contained in the Agreement, or any financial statements now or hereafter furnished to MNB by or on behalf of the Merchant, is false or misleading in any material respect.

(h) Any non-MNB indebtedness of Merchant is declared to be due and payable prior to the stated maturity thereof.

(i) There shall be entered against Merchant any judgment which materially affects Merchant's business, property or financial condition, or if any tax lien, levy, attachment, forfeiture, seizure, garnishment, execution or similar writ or process shall be issued against Merchant's property or which materially affects Merchant's business, property or financial condition, and which remains unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of thirty (30) days after the date thereof.

(j) The institution of any criminal proceeding wherein forfeiture of Merchant's property is a potential penalty.

(k) Merchant shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall file or have filed against Merchant any reorganization or liquidation under the Bankruptcy Code or under any other State or Federal law for the relief of debtors, or a receiver, trustee or custodian shall be appointed for Merchant for any portion of Merchant's property, which is not discharged within thirty (30) days after filing.

2. ACCELERATION. If any default occurs, the obligations of MNB to accept Sales Drafts shall automatically terminate and Merchant's obligations to MNB under the Agreement shall immediately become due and payable without any election or action on the part of MNB and without presentment, demand, protest or notice of any kind, all of which Merchant hereby expressly waives.

3. PRESERVATION OF RIGHTS; SETOFF. No delay or omission of MNB to exercise any right hereunder or under the Agreement shall impair such right or be construed to be a waiver of any default or an acquiescence therein, and the acceptance of Sales Drafts notwithstanding the existence of a default shall not constitute any waiver or acquiescence. Any single or partial exercise of any such

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right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Agreement whatsoever shall be valid unless in writing signed by MNB and then only to the extent in such writing specifically set forth. All remedies contained in this Amendment, the Agreement or by law afforded shall be cumulative and all shall be available to MNB until the Merchant's obligations to MNB have been paid in full. In addition to, and without limitation of, any rights of MNB under applicable law, if Merchant becomes insolvent, however evidenced, or any default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by MNB to or for the credit or account of Merchant may be offset and applied toward the payment of the obligations owing to MNB, whether or not the obligations of Merchant to MNB, or any part thereof, shall then be due.

4. FINANCIAL INFORMATION; CANCELLATION. During the term of the Agreement Merchant agrees to furnish to MNB, within forty-five (45) days after the end of each fiscal quarter, a true and correct copy of Merchant's filed 10-Q financial statements and, within one hundred twenty (120) after the end of each fiscal year, a true and correct copy of Merchant's filed 10-K financial statements. Merchant also agrees to cause Hambrecht & Quist Group ("HQ") to furnish to MNB, within forty-five (45) days after the end of each fiscal quarter, a true and correct copy of HQ's filed 10-Q financial statements and, within one hundred twenty (120) after the end of each fiscal year, a true and correct copy of HQ's filed 10-K financial statements. Merchant agrees to promptly furnish to MNB such other information and reports which MNB may reasonably request concerning Merchant's business, property, and financial condition as are provided to Merchant's owners. Merchant agrees that MNB has the right to cancel the Agreement at any time in MNB's sole discretion upon thirty (30) days' prior written notice to Merchant. Upon the expiration of such thirty (30) day period, if Merchant has failed to repay all amounts due MNB hereunder and under the Agreement, MNB may exercise any and all remedies available to it under the Agreement and this Amendment. MNB agrees that Merchant has the right to cancel this Agreement at any time in Merchant's sole discretion upon thirty (30) days' prior written notice to MNB, whereupon this Amendment and the Agreement shall terminate once the Gross Exposure has been permanently reduced to zero (0) and MNB has determined that any monies applied or held by MNB in satisfaction of the Gross Exposure is no longer subject to return or restoration to Borrower or to any trustee in bankruptcy under the U.S. Bankruptcy Code.

5. EXPENSES. Merchant shall reimburse MNB upon demand for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for MNB, which attorneys may be employees of MNB) paid or incurred by MNB in connection with the collection or enforcement of this Amendment and the Agreement. Any demand for such reimbursement shall include reasonable detail of the costs, charges and expenses for which

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reimbursement is sought.

6. NOTICES. All notices and other communications provided to any party hereto shall be in writing, by facsimile, first class U.S. mail or overnight courier and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with first class postage prepaid, return receipt requested, shall be deemed given three (3) Business Days after deposit in the U.S. mail; any notice, if transmitted by facsimile, shall be deemed given when transmitted; and any notice given by overnight courier shall be deemed given when received by the addressee.

7. RATIFICATION OF AGREEMENT; ACKNOWLEDGEMENT. Except as expressly modified under this Amendment, all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants, and representations of Merchant and MNB, respectively, under the Agreement are hereby ratified by Merchant and MNB, respectively.

8. EFFECTIVE DATE. This Amendment shall become effective upon execution and delivery of duly executed counterparts by Merchant and MNB.

9. MERGER AND INTEGRATION; SUPERSEDING EFFECT. This Amendment and the Agreement, from and after the date hereof, embody the entire agreement and understanding between the parties hereto, and supersede and have merged therein all prior oral and written agreements, on the same subjects by and between the parties hereto with the effect that this Amendment and the Agreement shall control with respect to the specific subjects hereof and thereof.

10. SUCCESSORS AND ASSIGNS. This Amendment and the Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, provided:
Merchant acknowledges that Merchant cannot assign or transfer its rights or obligations under the Agreement or this Amendment without MNB's prior written consent.

11. GOVERNING LAW. This Amendment and the Agreement shall be governed by and construed in accordance with the internal laws, without regard to conflict of laws provisions, of the state of Michigan, but giving effect to federal laws applicable to national banks.

12. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which counterparts of this Amendment when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this
Amendment as of the day and year first written above.

VANGUARD AIRLINES, INC.



By:_____________________________________
     Bill Garrett, Vice President of Finance


MICHIGAN NATIONAL BANK



By:_____________________________________



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